Exhibit 99.1

Cirrus Logic Reports Preliminary Fiscal Fourth Quarter Results

Q4 Revenue and Operating Expenses In Line with Expectations, Gross Margin Impacted by $4.2M Charge

AUSTIN, Texas--(BUSINESS WIRE)--April 14, 2011--Cirrus Logic, Inc. (Nasdaq: CRUS), a leader in high-precision analog and digital signal processing components, today announced preliminary unaudited financial results for the fourth quarter and for fiscal year 2011, which ended March 26, 2011.

Revenue for the quarter is expected to be approximately $91.4 million, in line with guidance, representing a 46 percent increase over the $62.6 million in revenue for the fourth quarter of fiscal year 2010, and a 4 percent decrease from $95.6 million in the third fiscal quarter. Revenue for fiscal year 2011 is expected to be approximately $369.6 million, a 67 percent increase over $221 million fiscal year 2010 revenue.

Gross margin for the quarter is expected to be approximately 50 percent, below previously issued guidance of 54 to 56 percent. The company’s lower-than-expected gross margin for the quarter is the result of a charge of approximately $4.2 million, or $0.06 per share, based on 72.3 million diluted shares outstanding, due to a production issue with a new audio device that entered high volume production in March 2011. The company expects a smaller residual impact to gross margins in the first two quarters of FY2012 as the company works through in line inventory related to this product.

“FY2011 was an outstanding year for Cirrus Logic as revenue growth and operating profit improvements exceeded our own high expectations,” said Jason Rhode, Cirrus Logic president and CEO. “I’m pleased with the team’s success in meeting our customers’ demand despite the challenges resulting from a low-yielding product during a major production ramp in March. Design win activity remains excellent and I remain very excited about the future for Cirrus Logic.”

Total combined R&D and SG&A operating expenses are expected to be approximately $32.3 million, in line with company guidance, and include an estimated $2.6 million in share-based compensation and amortization of acquired intangible expenses.

The company also expects total cash and marketable securities to increase approximately $25 million to $215 million at the end of the March quarter.

Ask the CEO

For more information about the company and items discussed in this announcement, please visit the “Ask the CEO” section of our website at investor.cirrus.com. The company regularly posts comments from our CEO and answers questions about the company and industry. Questions may be submitted via the website and registration is available to receive notification of updates.

Conference Call

Cirrus Logic Inc. (Nasdaq: CRUS) will hold its quarterly conference call to discuss final fourth quarter and fiscal year 2011 financial results and answer questions on Thursday, April 28, at 10:30 a.m. ET. Cirrus Logic will release the company's financial results at approximately 9:00 a.m. ET on the same day.

The conference call will be simulcast over the Internet in the Investor Relations section of the company’s website and shareholders and other interested parties are invited to listen to the simulcast at http://investor.cirrus.com. A replay of the conference call will be available on the website beginning one hour following the completion of the call, or by calling (303) 590-3030, or toll-free at (800) 406-7325 (Access Code: 4430704). Shareholders who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our expected revenues, gross margin, and total R&D and SG&A operating expenses for the fourth quarter of fiscal year 2011, and our expected residual impact to gross margins in the first two quarters of fiscal year 2012. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” and “intend,” variations of these types of words and similar expressions are intended to identify these forward-looking statements. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, our ability to improve yields on the device referenced in this press release; our ability to meet our customer’s demand for these devices; and the risk factors listed in our Form 10-K for the year ended March 27, 2010, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

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CONTACT:
Cirrus Logic, Inc.
Thurman K. Case, 512-851-4125
Chief Financial Officer
InvestorRelations@cirrus.com